COLUMBIA LABORTORIES

Moderator:    Frank Condella
March 14, 2013
11:00 a.m. ET

Operator:
Good day, ladies and gentlemen, and welcome to the Columbia Laboratories fourth quarter 2012 earnings conference call. At this time, all participants are in a listen only mode. Later, we'll conduct a question and answer session, and instructions will follow at that time. If anyone should require assistance, please press star then zero on your touch-tone telephone. As a reminder, this conference is being recorded.

I will now turn the call over to Seth Lewis, from the Trout Group. Please go ahead.

Seth Lewis:
Thanks, Bethany. And thank you for joining us this morning for Columbia Laboratory's fourth quarter and year end 2012 financial results conference call. I'm Seth Lewis of the Trout Group, Columbia's investor relations firm. And with me this morning are Frank Condella, president and CEO, and Jonathan Lloyd Jones, vice-president, CFO, treasurer and secretary of Columbia Laboratories. If you have not already received it, you can access the press release Columbia issued this morning at www.columbialabs.com, under the investors tab, and you can also access the live Webcast of this call from there.

During the course of the call, management will make certain projections and other forward-looking remarks regarding future events and the company's future performance. These forward-looking statements reflect Columbia's perspective on current trends and information, and can be identified by such words as expect, plan, will, may, anticipate, believe, could, should, intend, estimate, project, and other words of similar meeting. Such forward looking statements are not guarantees of future performance, and involve risks and uncertainties including those noted in Columbia's filings with the SEC on forms 10-Q, 10-K and 8-K. Actual results may differ materially from these projected in the forward looking statements. Columbia disclaims any intent or obligation to update these forward looking statements.

A replay of this call will be available approximately two hours after completion through Thursday, March 21st. You'll find the dial-in information in today's press release, and the archive Web cast will be available for one year on Columbia's website, columbialabs.com.

For the benefit of those who may be listening to the replay, this call was held and recorded on March 14th of 2013, and since then, Columbia may have made announcements related to the topics discussed. So please reference the company's most recent press releases and SEC filings.

With that, I'll turn the call over to Frank Condella.

Frank Condella:
Thanks, Seth, and good morning, everyone. We are very pleased to report our third consecutive quarter of profitability and second consecutive quarter of positive operating cash flows, which are both significant milestones for Columbia. These results reflect ongoing promotion and in-market growth of CRINONE by our partners, Merck Serono and Actavis, formerly known as Watson Pharmaceuticals, coupled with our ongoing cost containment initiatives.

We continue to transition to a lower-cost operating model, and remain focused on maximizing income and cash generation from our base business, while we explore potential strategic transactions. And I'll discuss this in greater detail shortly, but first I'm pleased to introduce Jonathan Lloyd Jones, who joined Columbia as vice president and chief financial officer in late January. Jonathan brings over 25 years of corporate development and finance experience, and has led negotiations, valuation and diligence teams that developed and executed over two billion dollars of biotech and pharmaceutical company mergers and acquisitions, financings and licensing transactions.

I'll come back with my further comments, after Jonathan discusses factors driving our core business growth, and other financial topics. Jonathan?

Jonathan Lloyd Jones:
Thank you, Frank. Good morning, everyone. Rather than our traditional review of the numbers, which you can find in this morning's press release, I'm going to focus my comments on the growth behind our revenue numbers, and the progress that we are making on containing costs.

Columbia's core business is managing the supply chain and providing CRINONE to our partners, Actavis and Merck Serono. We collect a margin on product supply to both companies, and we also collect royalties from Actavis on our net sales of CRINONE - on their net sales of CRINONE.

Our partners have continued to grow in market sales of CRINONE worldwide, which has driven our revenue growth. As a result, revenue from our core business has increased 24 percent in 2012, over the prior year.

Our long-time partner, Merck Serono, is marketing CRINONE in over 60 countries around the world, including most major pharmaceutical markets. The exceptions are France and Japan, and we believe Merck Serono has plans for these markets in the future.

We currently receive, on a country-by-country basis, the greater of 30 percent of Merck Serono's net selling price or our direct manufacturing costs plus 20 percent. The percentage of revenue is volume dependent. Annual volumes up to 10 million units earn a 30 percent payment. Volumes between 10 and 20 million units, on an annual basis, pay at a 29 percent rate. Volumes between 20 and 30 million units pay a 28 percent rate, and volumes greater than 30 million units pay a 27 percent rate. Merck Serono achieved volumes in excess of 10 million units in both 2011 and 2012, and earned a one percent discount to 29 percent in both years.

Our net product revenues from Merck Serono grew 18 percent in 2012 over 2011 levels, largely due to the changing product mix. Volume contraction in cost plus markets is being matched by volume increases in net selling price markets, particularly in half of the countries like China, which is now the second largest market for CRINONE, and where it's sold at a substantial price. We look forward to further growth, as Merck Serono continues growing the franchise.

Turning now to Actavis, under our 2010 agreement, we receive revenues from Actavis on two metrics. Sales revenue on product sold to Actavis, and royalties on sales made by Actavis.

We supply product to Actavis at cost of goods plus 10 percent. We recorded 4.3 million in net product revenues on products shipped to Actavis in 2012. I want to point out that the margin on these revenues is less than 10 percent, and only contributed about 400,000 in profit.

In contrast, in 2012, we received 3.1 million in royalties on in-market sales of CRINONE by Actavis. This had a gross margin of 100 percent. Clearly, royalty income is more important - is the more important of the two Actavis revenue streams to our bottom line.

This distinction between products shipped at cost plus, and royalties received on Actavis sales, is important in understanding both product revenues over the last five quarters, and our go-forward expectations. In the fourth quarter of 2011, Actavis increased its level of orders in anticipation of potential regulatory approval of progesterone vaginal gel eight percent in the pre-term birth indication. Instead, in February 2012, Actavis received a complete response letter, or CRL, from the FDA stating that the pre-term birth new drug application was not approvable in its current form.

During 2012, we continued to deliver CRINONE to Actavis based on orders that were placed prior to the receipt of the CRL. In November, the FDA denied Actavis' formal dispute resolution request related to this NDA, and Actavis has subsequently decided not to continue developing progesterone vaginal gel eight percent for this indication.

As a result of these events, Actavis has sufficient CRINONE inventory on hand to reduce their orders for product in Q4 2012. Additionally, we do not expect any material batch orders for CRINONE during 2013. However, we will, however, still be receiving royalties on all in-market sales of CRINONE by Actavis.

Our royalties grew by 16 percent in 2012, and total U.S. prescriptions for CRINONE were up 24 percent over 2011 levels. We expect continued double-digit growth over the next few years, driven by Actavis' ongoing promotional efforts for CRINONE in infertility.

The U.S. method of delivery patent for CRINONE does expire in September of this year, but we believe CRINONE has a life cycle longer than the patent. This is because we believe a generic competitor would most likely be required to conduct in vivo trials before approval, as opposed to just establishing bioequivalence.

To be on the safe side, Actavis is developing a next-generation CRINONE product, which we expect they would manufacture in house. We will, however, continue to receive our 10 percent royalties on net sales of this next generation product, as we now do for CRINONE.

Turning to operating expenses, one of Columbia's key objectives in 2012 was to better align cost with revenues. Shortly after Actavis received a CRL for pre-term birth - for the pre-term birth NDA, Columbia undertook a 40 percent workforce reduction to streamline the organization from 24 down to 14 employees, and to reduce our operating expenses by an estimated 1.5 million on an annual basis. This was followed by the voluntary departure of our VP of clinical research in Q4, with no cost to Columbia.

We continue to focus in 2013 on getting our operating costs as low as possible. We further reduced the size of our management team in January, which we - which we expect will further cut our operating expenses by about 300,000 on an annual basis. We are now in the process of relocating to Boston, and while we will record about 500,000 dollars in severance related to the move in the first quarter of 2013, the benefits of the move far outweigh the costs. We will occupy about 70 percent less retail real estate there than we do in Livingston, and save about 40,000 dollars annually on commuting costs. Furthermore, we will be able to tap the great entrepreneurial talent pool in Boston to rebuild our team there. We believe this is a win-win for Columbia and its shareholders.

For further details on our financial results, please look to today's press release, which is available on our website, columbialabs.com.

With that, I'll turn to you, Frank.

Frank Condella:	Thank you, Jonathan, for that review of our business. I'd like to focus my comments on the future direction of Columbia, but first start with a review of our more recent history.

I became CEO of Columbia about three years ago. Back then, we were a very different business. We were a non-profitable, cash flow negative company, and we were constantly in need of more cash. This is because we had our own sales force selling CRINONE here in the U.S. at volumes that were about half of where they are today. Our commercial operations barely generated enough margin to cover our G&A expenses. We were paying over eight million dollars in interest per year to service our 56 million dollars of debt. However, we were in full swing with the PREGNANT study, working with the NIH to see how our progesterone vaginal gel could possibly reduce the risk of pre-term birth in women with a short cervix. This study had a lot of promise, but the problem was that it was expensive, and we were unlikely to have enough cash to finish the study, file an NDA, and launch the product.

So together with my team, I drove what we have historically referred to as the Watson Transactions, that are now referred to as the Actavis Transactions. This gave us a strong partner to pursue the pre-term birth opportunity, and it allowed us to eliminate our unprofitable commercial operations, retire all of our debt, and put cash to our balance sheet. These transactions preserved the upside of pre-term birth for our shareholders, and also protected us from bankruptcy should the development program fail.

Six months after closing the Actavis Transactions, we successfully completed the PREGNANT study and then submitted an NDA, which was accepted for filing by the FDA in April of 2011. The FDA review took 10 months, and prior to the advisory committee meeting in January of 2012, we were all expecting the FDA to work with us for an approval in the pre-term birth indication for progesterone vaginal gel eight percent. Unfortunately, the advisory committee recommended against approval, and suggested that another clinical trial be conducted. Actavis subsequently received a complete response letter in February of 2012.

Now, despite the complete response letter during most of 2012, the pre-term birth upside remained a real possibility. Actavis maintained an ongoing dialogue with the FDA, and pursued several avenues to obtain an approval for our product. And it wasn't until the formal dispute resolution request by Actavis was denied, as we reported on October 25th of last year, that our hopes started to go away.

It soon as it became clear that Actavis could not reasonably pursue approval of the progesterone vaginal gel eight percent for the prevention of pre-term birth in women with a short cervix. The new guidelines issued by the Society of Maternal and Fetal Medicine and the American College of Obstetricians and Gynecologists rendered it nearly impossible for Actavis to conduct another placebo-controlled study. As a result, our working assumption since just five months ago, November 2012, has been that we will not see any substantial revenues from the pre-term birth indications in the foreseeable future.

Now as I said, despite receiving the complete response letter back in February of 2012, we continued to believe that there could be a way forward with the FDA, but we also felt at that time that it made sense for us to review our strategic options. So, we engaged Cowen and Company to evaluate the potential of strategic transactions that could increase shareholder value. Our remit to Cowen was this - look for ways to install another growth engine into the company, while at the same time preserving the pre-term birth upside that we felt still existed.

However, as Cowen evaluated multiple opportunities, it became quite clear that it would be very difficult to pursue any transaction before we gained more clarity on the pre-term birth opportunity. The main issue that was holding us back was that the potential immediate upside in shareholder value that would likely occur with good news around the pre-term birth indication would overshadow any possible upside in shareholder value that could be created by another transaction in the near term.

The Cowen process did, however, uncover a number of possible transactions, so after we gained clarity on pre-term birth last November, I have been meeting with a number of our shareholders to discuss possible strategic transactions that we might pursue going forward. Our board of directors also met to discuss strategy and establish a future path. These discussions clarified that our board and shareholders did not have an appetite for another binary risk investment.

So therefore, our strategy since November - and that is the last five months - has been to pursue small, complementary accretive transactions. We aim to build on businesses that are complementary to our core business, diversify our revenue stream, and increase our potential for growth. We do not want to use any significant amount of equity at current prices. Rather, we want to use our cash, and 20 million dollars is not a huge amount of available cash with which to pursue the strategy, but we believe it can suffice if we preserve it for this purpose.

As a matter of fact, in late November, we focused our efforts on one of the companies identified through our Cowen process, and in December, we entered into a non-binding letter of intent to acquire them. Now this target company was growing in revenues in cash flow, and would have added both capabilities and intellectual property to our offering. The proposed transaction would have used about 30 percent of our available cash, and we expected it to be immediately accretive.

During our defined exclusivity period, we conducted significant due diligence, and while we came close to completing the acquisition in early February, for various reasons, the transaction did not move forward. It was unfortunate we spent time and money on an acquisition that didn't conclude, but we believed it was best that we walked away when we did.
We have since moved on to other opportunities that are cash flow positive, or near-term cash flow positive. We are not currently pursuing early stage high risk ventures. Based upon our ongoing process, we have confidence that there are other potential transactions that could meet our strategic objectives.

So in summary, we have a strong core business, and we are focused on working with our partners to preserve this business for the longer term. We seek to further increase value by pursuing acquisition opportunities that are complementary to our core business, will diversify our revenue stream, and will increase our future growth potential.

We are putting in place the team to deliver upon our growth strategy. We expect our core business will continue to provide us with the means with which to pursue that strategy. We thank you for your past support, and ask that you continue to work with us to build more value for all stakeholders of Columbia Laboratories.

With that, operator, please open the call to questions.

Operator:
Ladies and gentlemen, if you have a question at this time, please press star then one on your touchtone telephone. If your question has been answered and you wish to remove yourself from the queue, please press the pound key. Our first question comes from Raymond Myers with Benchmark. Your line is open.

Raymond Myers:	Thank you for taking the questions. First, I was hoping you might update the timing around the acquisition strategy. When might we expect something like that completed?

Frank Condella:	Sorry, Ray, could you repeat your question?

Raymond Myers:	Could you discuss the timing of the acquisition strategy? When do you think something like that could be completed?

Frank Condella:
Well, as I just said, Ray -- I'm not sure you heard my comments -- when we got clarity in November that pre-term birth upside was not going to happen in the near term, or in the foreseeable future, we actually entered into a letter of intent with one company to acquire them, and we worked throughout the remainder of December and January on completing a transaction which we pulled away from just at the start of February. So since then, we've been working on some other opportunities, but you can never be sure, you know, when a transaction will actually take place. So, we'll continue to work, but we're not going to just do a transaction to do a transaction. We're going to make sure that it's one that we believe will increase shareholder value.

Raymond Myers:	OK, so from that, can we assume that you don't have something you're considering doing in the pipeline right now?

Frank Condella:	No, you cannot assume that. We have other options but, you know, if you go into an exclusivity period, you can only work on one at a time.

Raymond Myers:
OK, understood. The next question, I was hoping that you could expand upon something Jonathan mentioned in his comments, about France and Japan as new growth markets for Merck Serono. That sounds exciting. Can you give us some more color around how you expect Merck Serono to grow?

Frank Condella:
Well, Merck Serono, as you know, has been going under a big reorganization, but their new management team for their endocrinology business is really keen on growing CRINONE. And as you can see from our results, they're growing it in high-priced countries, which is very good for us. And we know that they've targeted other major markets, like Japan and France. But you know, for Japan, in order to be able to launch there, they have to go through an approval process. So we don't think that they can likely launch in Japan for the next two years, but during that time, we expect to see continued growth through the more recently launched countries, like China and Southeast Asia.

So what we're really encouraged about is that we believe that we'll be continuing to work with Merck Serono for a number of years to come.

Raymond Myers:	Has there been more talk with them about extending the - your agreement with them, beyond 2015 time frame?

Frank Condella:	Yes, right now, all indications are that we'll be able to continue to work with them as their supplier of CRINONE for the longer term.

Raymond Myers:	Great. What about France? Jonathan mentioned France in particular. Do you expect to launch there soon?

Frank Condella:
Well, France is a country where the product, you know, I think that the big issue there has been getting the appropriate reimbursement. So, I know they're interested in France. I'm just not sure where they are with the - with the negotiations on reimbursement. But in the past, a market like Italy has been a very big one for Merck Serono, so I think they're looking at all available markets. I know they're also looking to grow in markets like Russia and the Ukraine.

Raymond Myers:
Right. Could you help us understand what your expense structure run rate will be, throughout the rest of this year? Are there more expenses to come out, and then help us understand what the base run rate would be, when you reached - when you reach it.

Frank Condella:
Well, Ray, right now we're going through a transition. What we do know is that, by moving to Boston, we're going to eliminate a number of costs that we currently have in the New Jersey location. So, you know, we're putting together the right team, at the right levels, at the right cost. And this transition will be hopefully done by mid-year this year. So, this year, you're not going to see a reduction in cost. But I think in future years, our ongoing cost structure will be about as lean as we can get as a public company.

Raymond Myers:	All right, very good. And then finally, could you clarify what potential significance it has that you won't be shipping products from inventory to Actavis in 2013? How significant is that?

Frank Condella:	Well, I think what Jonathan reported is we had about four million dollars in sales to Actavis in 2012, right, Jonathan?

Jonathan Lloyd Jones:	In product sales, yes.

Frank Condella:
Right. And of that, we make about 10 percent, or about 400,000 dollars. So, we don't expect to have any shipment of product to them, at least in the first half of this year. We may start shipping product to them again in the second half, and in early 2014. But, the royalty is the main income that we get from them. So even though our revenue may go down, our margins won't - our gross margin won't suffer much in the first half of the year.

And so you know, in the longer term, it's really the royalties to Actavis - or from Actavis - that contribute to our income.

Raymond Myers:	Very good. And then, could you comment on what the script trends have been in the United States for Actavis?

Frank Condella:
Well, I think as you know, the year-over-year was 24 percent increase. The month-to-month is starting to flatten out a little bit, but in our discussions with Actavis, they - you know, they're continuing to promote the product, and there continues to be a big effort to keep the increase, you know, in the low double-digit range.

Raymond Myers:	Very good, thank you. I'll get back in the queue.

Frank Condella:	Thanks, Ray.

Operator:	Our next question comes from Ralph Labriola, with Stifel Nicolaus. Your line is open.

Ralph Labriola:	Good morning, guys.

Frank Condella:	Hi, Ralph.

Ralph Labriola:	And, I only briefly read the numbers this morning, Frank. Was it - did we have, before items, was it three cents net on the actual - on an actual earnings basis?

Frank Condella:	On a fully diluted, yes.

Ralph Labriola:	No, I thought the fully diluted was more like a penny, but on a basic earnings - maybe I'm wrong. So - so what did we - did we have three cents in earnings, basic, without the items?

Jonathan Lloyd Jones:	For Q4, yes.

Frank Condella:
Yes, yes, for Q4. No, for the 12 months ended, we were - I'm sorry, I was giving you the 12 months. Yes, for the three months ended December 31st, our basic was three cents, and our diluted was one cent.

Ralph Labriola:
OK. So, would basic three cents, I mean can we presumably forecast that we could - the growth we've seen, and I have to assume that not all of this is infertility in the growth of CRINONE, but some of it is being used off-label, but assuming the same growth rate, it looks like an annualized number of 12 to 15 cents basic. I mean, am I missing something?

Frank Condella:
Well, I think that - Ralph, you've got to look at the other income and expense on our - on our P&L. We're influenced by the unrealized gain or loss on our stock warrants. So strangely, if our share price goes down, we actually generate more income. And this is non-cash income. So I think you need to probably strip that out, and that's where the diluted does that.

Ralph Labriola:	OK.

Frank Condella:
OK? But I think on CRINONE growth, that you mentioned, it is being primarily driven by infertility. We haven't been able to determine yet that there is any significant amount of sales that are going to off-label use in pre-term birth. However, what we have been able to determine recently - excuse me - is that there is a pretty high awareness of the guidelines, but that people are not moving to actually follow the guidelines as they're exactly prescribed. So, I think that through more continuing education, that I know is starting to happen in this area, that we could see more off label use in the future. But so far, the growth that we can determine, both in the U.S. and internationally, is primarily being driven by the infertility market.

Ralph Labriola:
OK. In the proxy, there's talk of a reverse split. This sounds like it's … we'll use that only to mitigate de-listing. When would that decision - is that something that would be voted upon, and then only acted on if necessary?

Frank Condella:
Yes, that's correct, Ralph. We're asking for the authority for the board to make that decision, only if we need to. We will have, as we described, and it's just the preliminary proxy that's available. We're waiting to see whether the SEC wants to review it. But we don't expect it to change much when we finally issue it. But we do - we are going to be seeking shareholder approval to allow the board to do a reverse split. It is strictly to maintain our NASDAQ requirement of a dollar a share, and so if we're unable to do something between now and I think it's around October, that brings that price up for 10 consecutive days above a dollar, then we would, you know, pending shareholder approval, implement a reverse split.

Now, obviously, this is - this is for shareholders. We want to maintain your liquidity. We want to maintain, you know, a full NASDAQ listing, and you know, we believe that unlike a lot of companies that do reverse splits, we have the basic fundamentals in this business to support our price, whether it's at the current number of shares, or it's at a smaller, consolidated number of shares.

And so, I know that a reverse split shares people, but I think that - I don't see how our fundamentals, especially given our financial results for the last six months, would not support us, you know, at the - at the current or hopefully higher levels, even after a reverse split.

Ralph Labriola:
Yes, the stock seems to be trading on cash and net operating loss carry-forwards. It doesn't seem to reflect what appears to be a growing business, with positive cash flow, et cetera. So I - it sounds good to me. Hopefully, we'll begin to see, or we'll continue to see, the numbers grow at these rates, and eventually the market responds accordingly. So, all the best, Frank.

Frank Condella:	Thank you, Ralph. Thank you.

Operator:
Again, ladies and gentlemen, to ask a question, you may press star then one on your touchtone telephone. Our next question comes from Christopher Castroviejo with Directional Research. Your line is open.

Christopher Castroviejo:	Good morning, Frank.

Frank Condella:	Good morning, Christopher.

Christopher Castroviejo:
So, I regret to have to say this, but I have a different view than the last questioner. It seems to me that Columbia is making no progress, and you have basically given up on pre-term birth, and the stock today clearly doesn't like anything that's been said. It's down over four percent on more than twice your average volume. We're now back to our prices from December 21st. We're not making any progress here as shareholders, because the only thing we can measure as shareholders is the price of the stock. And the price of the stock is inexcusable, and I think perhaps you have given the wrong assignment to Cowen. I think your assignment to Cowen should be, OK boys, what can we sell this for? We have 28 million in cash, we have a valuable NOL, and we have a business that spins off something, so maybe someone, somewhere, can run this and get the SG&A way down, because relative to the size, even with the cuts you've made, your SG&A is tremendous. You guys are drawing very substantial salaries, and frankly, I think many of the shareholders would be absolutely thrilled if you could go out and auction this company and get us a buck a share, and we'd end this nightmare that has been Columbia.

Frank Condella:
Well, Christopher, look, you're welcome to your opinion, and I appreciate you being a long-term shareholder. You have the opportunity to buy and sell your stock every day. We're a public company, and if somebody came in and offered a dollar a share, we certainly would put that to shareholders. I haven't had any of those offers, and going through this process, believe me, people are aware that Columbia is a company looking for transactions.

I happen to be very invested in this company personally. I have, you know, bought a number of shares of my own, and believe me, I would like to see the share price up much higher. I haven't been able to sell a single share, or realized a single option, in the last three years. So we are working very hard to increase shareholder value.

I think our salaries and bonuses are more than reasonable compared to our peer group, and you know, if - if you had to go out and get a new CEO today, I think you'd have a hard time to get one with my experience at these levels. So, I'm working every day to try to increase shareholder value for you and other shareholders, including myself. And I'm sorry that you don't think we're doing enough, but I can assure you that we are working hard and the reality is, is that you know, we don't have the pre-term birth upside now, and people recognize that. And our economics don't afford us to be able to go out and spend a lot of money, when we're only going to get a 10 percent royalty, when we know that Watson or Actavis - our partner - has spent millions of dollars trying to get this product through.

So anyway, I may sound defensive, which I am. But you know, I'm happy to debate this with you one-on-one any more in the future. I'd be happy to do that. Thank you.

Christopher Castroviejo:	Thank you. I appreciate your frank response.

Operator:	I am currently showing no further questions at this time. I will now turn the call back over to Frank Condella for closing remarks.

Frank Condella:
Well, I want to thank everybody for participating on today's call. I hope that my update on what we have been doing since November, on the - on the M&A front - was helpful. I wish I could, you know, in the near term, provide you with more clarity on what the possibilities may be. What the nature of this is, is that what we're going to focus on, and make sure that continues to grow, is our core business. We're going to keep our expenses to a minimum, while we look for other ways to increase shareholder value for you over the course of the year.

So thanks again for your support and your participation. I hope you all have a great day.

Operator:	Ladies and gentlemen, that does conclude today's conference. You may all disconnect, and have a wonderful day.

END